Americold Realty Trust Completes Two Cold Storage Acquisitions for $107.5 Million
- Acquires Newly Built Facility in Florida for $25.0 Million -
- Closes Previously Announced AM-C Warehouses Acquisition for $82.5 Million -
- Extends September 2018 Equity Forward Settlement Date to March 2022 -

ATLANTA, August 31, 2020 -- Americold Realty Trust (NYSE: COLD) (the “Company” or “Americold”), the world’s largest publicly traded REIT focused on the ownership, operation, acquisition, and development of temperature-controlled warehouses, today announced that the Company has acquired a 3.2 million cubic foot cold storage facility in Tampa, FL for $25.0 million, and closed on a previously announced acquisition of AM-C Warehouses in the Dallas-Fort Worth, TX market totaling 13.8 million cubic feet, for $82.5 million. The acquisitions were funded with cash on hand.

“We are excited to announce the completion of these two acquisitions that further expand our presence in the Florida and Texas markets. By growing our network of strategically located cold storage facilities, we continue to offer even greater value to new and existing customers, with the expertise that only Americold can provide. Our Tampa transaction complements our existing Florida presence, as we opportunistically added a recently built facility at an attractive price. We believe we will be able to increase the asset’s profitability over time by putting into practice our commercial business rules, enhancing the customer mix, and implementing the Americold Operating System. Additionally, our acquisition of AM-C Warehouses in Texas grows our capacity in this key region by 30% and expands our relationship with a leading global protein producer,” stated Fred Boehler, President and Chief Executive Officer of Americold Realty Trust.

The 3.2 million cubic foot cold storage facility located in Tampa has 12,400 pallet positions and blast freezing capabilities. The total investment is expected to be $25.5 million, comprising a $25.0 million purchase price and $0.5 million of initial capital expenditures. Under prior ownership, the site had been operating near breakeven. Over time the Company expects to achieve stabilized yields of 9% to 10% by year-end 2023 through a combination of enhancements to commercialization and customer mix, and cost savings resulting from the Americold Operating System. The location also complements two of Americold’s existing Florida facilities, Plant City and Bartow, by providing additional capacity closer to the major Tampa market, allowing Americold to offer greater scale and logistical efficiencies.

The AM-C Warehouse acquisition in the Dallas-Fort Worth market consists of an 8.6 million cubic foot owned facility in Mansfield with approximately 27,000 pallet positions, and a 5.2 million cubic foot leased facility in Grand Prairie with approximately 18,000 pallet positions. The total investment is expected to be $85 million, comprising an $82.5 million purchase price and $2.5 million of initial capital expenditures. The investment reflects a net entry NOI yield of 7.4%, which the Company expects to stabilize at 8% to 10% by year-end 2023, in line with the Company’s previously communicated target range for acquisitions.

Also, in August, the Company signed an agreement to extend the settlement date on its outstanding September 2018 equity forward contract to March 2022, from September 2020. This forward sale agreement is comprised of 6 million shares, which, at quarter ended June 30, 2020, would generate net proceeds of $134 million.

Forward-Looking Statements
This press release contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on the Company’s beliefs, assumptions and expectations of its future financial and operating performance and growth plans, taking into account the information currently available to the Company. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause the Company’s actual results to differ materially from the expectations of future results the Company expresses or implies in any forward-looking statements, and you should not place undue reliance on such statements.
Words such as “anticipates,” “believes,” “continues,” “estimates,” “expects,” “goal,” “objectives,” “intends,” “may,” “opportunity,” “plans,” “potential,” “near-term,” “long-term,” “projections,” “assumptions,” “projects,” “guidance,” “forecasts,” “outlook,” “target,” “trends,” “should,” “could,” “would,” “will” and similar expressions are intended to identify such forward-looking statements. The Company qualifies any forward-looking statements entirely by these cautionary factors. Other risks, uncertainties and factors, including those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the year ended December 31, 2019, in our Quarterly Report for the quarter ended March 31, 2020 and in our Form 8-K filed April 16, 2020, such as public health crises, which include COVID-19, could cause the Company’s actual results to differ materially from those projected in any forward-looking statements the Company makes. The Company assumes no obligation to update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

About Americold Realty Trust
Americold is the world’s largest publicly traded REIT focused on the ownership, operation, acquisition and development of temperature-controlled warehouses. Based in Atlanta, Georgia, Americold owns and operates 183 temperature-controlled warehouses, with over 1 billion refrigerated cubic feet of storage, in the United States, Australia, New Zealand, Canada, and Argentina as of June 30, 2020. Americold’s facilities are an integral component of the supply chain connecting food producers, processors, distributors and retailers to consumers.
Contacts:
Americold Realty Trust
Investor Relations
Telephone: 678-459-1959
Email: investor.relations@americold.com